EXHIBIT 11

                         CANDIE'S, INC. AND SUBSIDIARIES
                       COMPUTATIONS OF EARNINGS PER SHARE

                                                      For the Three Months
                                                        Ended April 30,

                                                    1996                1995
                                                    ----                ----

TOTAL EPS LOSS                                  $  (423,338)        $  (629,719)
                                                ===========         ===========
Weighted average number of
shares outstanding                                8,750,424           8,531,205
                                                ===========         ===========

NET LOSS PER SHARE                              $      (.05)        $      0.07
                                                ===========         ===========



No additional income (earnings from investing the excess proceeds upon the exercise of common stock equivalents) nor common stock equivalents were included in the calculation of net loss per common share. The results would have been antidilutive.